Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Reports Fourth Quarter 2002 Results

o	Full year 2002 gross written premiums were $1.4 billion; net written premiums were $1.1 billion.

o	25% increase in net premiums written for the quarter; 44% increase in net premiums written for the year.

o

4thquarter net loss on a GAAP basis was $10.4 million, or 33 cents per diluted share, and 4thquarter after-tax operating loss was $13.0 million, or 41 cents per diluted share, reflecting a charge of approximately $26 million after-tax, or 83 cents per diluted share, primarily due to adverse loss development from reinsurance business for 1998, 1999 and 2000.

o	Book value at December 31, 2002 including unrealized gains and losses on investments was $18.56 per share.

o	2003 after-tax operating earnings are expected to be between $1.70 and $1.85 per diluted share.

Philadelphia, PA, February 5, 2003–PMA Capital (NASDAQ: PMACA) today announced a net loss of $10.4 million, or $0.33 per diluted share, for the fourth quarter of 2002, compared to net income of $6.6 million, or $0.29 per diluted share, for the fourth quarter of 2001. For full year 2002, we recorded a net loss of $48.0 million, or $1.53 per diluted share, compared with net income of $7.1 million, or $0.32 per diluted share, in 2001.

In addition to providing net income (loss), we also provide operating income (loss) because, as discussed below, we believe that it is a meaningful measure of the profit or loss generated by our operating segments. In arriving at operating income (loss), we start with GAAP net income (loss) and exclude net realized investment gains and losses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) differs from net income (loss) under generally accepted accounting principles (“GAAP”) and does not replace net income (loss) as the GAAP measure of our results of operations. A reconciliation of our operating results as discussed above to GAAP net income (loss) is provided below.

	Three Months Ended December 31,
(dollar amounts in thousands, except per share data)			Per diluted share
	2002	2001	2002	2001

After-tax operating income (loss), excluding Run-off
Operations	$(12,964)	$10,704	$(0.41)	$0.46
After-tax operating loss - Run-off Operations	(2)	(4,946)	-	(0.21)

After-tax operating income (loss)	$(12,966)	$5,758	$(0.41)	$0.25
After-tax net realized investment gains	2,563	864	0.08	0.04

Net income (loss)	$(10,403)	$6,622	$(0.33)	$0.29

	Year ended December 31,
			Per diluted share
	2002	2001	2002	2001

After-tax operating income, excluding
Run-off Operations	$19,299	$5,971	$0.62	$0.27
After-tax operating loss - Run-off Operations	(56,868)	(20,507)	(1.82)	(0.92)
Gain on sale of real estate, net of tax	-	6,346	-	0.29
Tax benefit, IRS examination	-	10,100	-	0.45

After-tax operating income (loss)	$(37,569)	$1,910	$(1.20)	$0.09
After-tax net realized investment gains (losses)	(10,455)	5,193	(0.33)	0.23

Net income (loss)	$(48,024)	$7,103	$(1.53)	$0.32

Operating Income (Loss)

PMA Capital reported an after-tax operating loss of $13.0 million, or $0.41 per diluted share, for the fourth quarter of 2002. Contributing to the loss was a net charge of approximately $26 million after-tax, or $0.83 per diluted share, at PMA Re primarily for worse than expected results from prior accident years. For full year 2002, after-tax operating income was $19.3 million, or $0.62 per diluted share, excluding losses of $56.9 million after-tax from the business we exited in May 2002 (“Run-off Operations”).

John W. Smithson, President and Chief Executive Officer commented, “The last few years of the decade long soft market that finally dissipated beginning in 2001 have proven to be a challenge for nearly all reinsurers. We acted this quarter on the basis of the most current data available to us to fully recognize adverse loss development in certain lines of business for 1998, 1999 and 2000. The impact of the fourth quarter charge on our statutory capital was modest and we closed out the year with capital and surplus of approximately $575 million.”

For 2001, after-tax operating income excluding Run-off Operations and other items (detailed in the table above) was $10.7 million, or $0.46 per diluted share, for the fourth quarter and $6.0 million, or $0.27 per diluted share, for full year 2001. Full year 2001 results were impacted by losses of approximately $20 million after-tax, or $0.90 per diluted share, from the September 11th terrorist attack.

Written Premiums

For the fourth quarter of 2002, net written premiums were approximately $245 million and pushed full year 2002 net written premiums to over $1.1 billion. “Our growth in business writings this year was very good and we were pleased to have participated fully in what we believe was a very favorable underwriting environment this past year. Our specialty insurance and reinsurance businesses received nearly $200 million of additional capital and surplus from our successful capital raising efforts in the fourth quarters of 2001 and 2002, which helped solidify their financial strength during this period of profitable growth,”stated Smithson.

Revenues

Revenues for the fourth quarter of 2002 and 2001 were $292.6 million and $229.1 million, respectively. For full year 2002, revenues were $1.1 billion, compared to $850.0 million for 2001. The 28% and 27% increases in revenues for the quarter and full year primarily reflect higher net premiums earned as double-digit rate increases enabled both PMA Re and The PMA Insurance Group to increase their premiums in 2002.

Realized Investment Gains (Losses)

Included in net income (loss) for the fourth quarter of 2002 were after-tax net realized investment gains of $2.6 million, compared to $864,000 for the same period last year. For full year 2002, after-tax net realized losses were $10.5 million and included after-tax impairment losses of $15.4 million on fixed income securities, primarily corporate bonds issued by telecommunications and energy companies. For full year 2001, after-tax net realized gains were $5.2 million.

Financial Condition

Total assets were $4.1 billion as of December 31, 2002, compared to $3.8 billion as of December 31, 2001. Shareholders’equity was $581.4 million as of December 31, 2002, compared with $612.0 million as of December 31, 2001.

Book value per share was $18.56 as of December 31, 2002, compared with $19.64 as of December 31, 2001. Excluding unrealized gains and losses on fixed maturities, book value per share was $17.50 as of December 31, 2002, compared with $19.46 as of December 31, 2001.

Early in the fourth quarter of 2002, we raised $86.3 million through a successful public offering of 4.25% convertible senior debentures that mature in 2022. In addition, we refinanced our previous credit facility with a new $65 million facility, which repaid the $62.5 million due at year-end 2002 under the previous facility. As a result of these transactions, we ended 2002 with total outstanding debt of $151.3 million. We utilized $80 million, nearly all of the net proceeds from the debenture offering, to enhance the capital and surplus of our insurance businesses by increasing the statutory surplus of PMA Capital Insurance Company in the fourth quarter of 2002.

Commenting on PMA Capital’s financial resources, Smithson stated, “We continually monitor our capital needs based on our future business plans and believe that our existing financial leverage provides us with the flexibility to support projected growth in 2003. As we have stated before, we believe that our current debt-to-total capital ratio, which now stands at 21.6%, is at the lower end of the mid-20‘s range that we consider preferable to operate our businesses given growth objectives in this favorable underwriting environment.”

PMA Re

PMA Re reported a pre-tax operating loss of $28.5 million for the fourth quarter of 2002, compared to pre-tax operating income of $9.1 million for the same period in 2001. Included in PMA Re’s 2002 results was a fourth quarter net charge of approximately $45 million pre-tax. This charge primarily relates to strengthening of PMA Re’s loss reserve position at year-end 2002 to reflect our most current projection of the ultimate results for all underwriting years. The most significant contributor to the fourth quarter loss was higher than expected underwriting losses from business for 1998, 1999 and 2000, primarily for excess liability contracts and, to a lesser extent, professional liability contracts. This was offset somewhat by a reduction in loss reserves for our property reinsurance business in the fourth quarter due to better than expected 2002 underwriting year results.

For full year 2002, PMA Re’s pre-tax operating income was $13.4 million, compared to a pre-tax operating loss of $3.1 million for 2001. PMA Re’s 2002 results reflect strong current year underwriting results due to better pricing and improved contract terms and conditions, reduced by the $45 million pre-tax charge discussed above. PMA Re’s results for full year 2001 were impacted by losses of approximately $30 million pre-tax from the September 11thattack on the World Trade Center.

Net premiums written were $185.9 million in the fourth quarter of 2002, an increase of 74% compared to $106.6 million for the same period in 2001. For full year 2002, net premiums written increased 77% to $639.0 million, compared to $360.6 million for 2001. Net premiums written for 2002 included approximately $44 million reflecting stronger than expected premium growth from our treaty ceding companies in the two most recent underwriting years. Excluding this change, net premiums written were approximately $595 million for 2002, which is a 65% increase over the premium levels for 2001. This increase primarily reflects higher premiums in the Traditional and Specialty treaty units where, in 2002, rate increases as measured by the level of premium increase on renewed in-force business averaged approximately 35%.

The GAAP combined ratios were 124.3% and 106.4% for fourth quarter and full year 2002, respectively, compared to 101.6% and 114.2% for the same periods last year. The combined ratios for 2002 reflect the previously mentioned reserve increase in the fourth quarter of 2002, which contributed approximately 29 points and 12 points to the combined ratio for the fourth quarter and full year. In addition, the combined ratio for full year 2001 included approximately 9 points from the impact of the losses from the September 11, 2001 terrorist attack. Absent these items, the combined ratio in 2002 improved nearly 11 points as a result of the continued strong current year pricing environment, along with tighter terms and conditions, which resulted in us achieving more premium per unit of exposure in all segments of our reinsurance business.

Net investment income was $11.6 million and $48.7 million for fourth quarter and full year 2002, compared to $10.6 million and $45.4 million for the same periods last year. The improvement in net investment income reflects higher interest earned on funds held arrangements, partially offset by lower investment earnings on the invested asset portfolio due to lower yields on a slightly higher invested asset base.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $5.8 million and $25.3 million for fourth quarter and full year 2002, compared to $5.7 million and $23.1 million for the same periods in 2001. These increases are primarily due to improved underwriting results, partially offset by lower investment income.

Net premiums written were $73.5 million for the fourth quarter of 2002, compared to $76.7 million in 2001. For the full year, net premiums written were $452.3 million for 2002, a 27% increase over 2001. The significant growth in premiums primarily reflects improved pricing in all lines of insurance business underwritten by The PMA Insurance Group. To a lesser extent, we continue to see premium growth as a result of a higher number of new accounts written resulting from our focused marketing efforts in selected territories.

The GAAP combined ratio in 2002 was 103.5% for the fourth quarter and 103.2% for the full year, both of which improved from the corresponding periods last year when the GAAP combined ratio was 104.8% and 105.5%, respectively. These improvements reflect price increases that continue to outpace loss cost trends, including medical and indemnity severity in our workers’compensation line of business.

Net investment income was $8.6 million and $9.8 million for the fourth quarter of 2002 and 2001. For full year 2002 and 2001, net investment income was $35.6 million and $39.4 million, respectively. The declines in net investment income mainly reflect lower invested asset yields. For the fourth quarter, the effect of lower yields was partially offset by a higher invested asset base resulting from positive operating cash flow in the fourth quarter.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company’s real estate properties. Pre-tax operating losses for this segment were $3.1 million for the fourth quarter of 2002, compared to $2.7 million for the same period in 2001, reflecting higher interest expense primarily related to the additional debt raised in the fourth quarter of 2002.

Corporate and Other recorded a pre-tax operating loss of $14.3 million for full year 2002, compared to $6.3 million for the same period last year. Results for full year 2001 include a pre-tax gain of $9.8 million from the sale of certain real estate properties. Absent the gain on sale of real estate in 2001, operating results for the segment improved in 2002 primarily due to lower interest expense, reflecting a lower average amount of debt outstanding and lower interest rates throughout the year.

Run-off Operations

In May 2002, the Company announced its decision to withdraw from the excess and surplus lines marketplace previously served by its Caliber One operating segment. As a result of the decision to exit this business, Caliber One’s results are now being reported as Run-off Operations. The results of the Run-off Operations were essentially breakeven for the fourth quarter of 2002. For full year 2002, the Run-off Operations had a pre-tax operating loss of $87.5 million which included a second quarter charge of approximately $43 million for costs to exit from and run-off this business, and a first quarter charge of approximately $40 million for higher than expected prior year loss development related to certain casualty and, to a lesser extent, property lines of business.

For 2001, the Run-off Operations recorded a pre-tax operating loss of $4.0 million for the fourth quarter and $26.2 million for the full year, including net prior year loss development of $4 million and $22 million on certain casualty and property lines of business.

As previously announced on January 2, 2003, we closed on the sale of the capital stock of Caliber One Indemnity Company. The gross proceeds from this transaction totaled approximately $31 million and the net gain, which will be reflected in first quarter 2003 results, will be approximately $2 million pre-tax.

Quarterly Dividends

PMA Capital also announced today that its Board of Directors declared a regular quarterly dividend on its Class A Common Stock of $0.105 per share to shareholders of record on March 11, 2003. The dividend will be paid on April 1, 2003. PMA Capital has paid dividends to its shareholders every year since the company was formed in 1915.

Business Outlook

Our current expectation is that throughout 2003 rates will remain adequate, which will enable PMA Re and The PMA Insurance Group to achieve premium growth of 10-15%. Premium growth may accelerate beyond our current forecasts if rates move higher than we are expecting. However, if rates do not maintain adequate levels during 2003, then we would constrain our premium writings.

Overall, we expect underwriting results to improve in 2003 due to expected price strengthening that we believe will continue to outpace loss cost and expense trends. Accordingly, embedded underwriting margins should remain strong in 2003. We would expect to see the 2003 combined ratio for PMA Re to be around 95, which is several points below their long-term goal of 100 and we expect the combined ratio for The PMA Insurance Group to be in line with their long-term goal of 104.

Based on management’s current expectations, the estimated range of consolidated after-tax operating earnings for 2003 is between $1.70 and $1.85 per diluted share. Our range of estimated operating earnings per share for 2003 assumes that rate adequacy will continue to improve as prices continue to increase in 2003. In addition, it assumes that loss trends run at a similar pace as 2002 levels, excluding catastrophes, and that loss reserves for prior accident years continue to be adequate. In addition, our 2003 earnings per share estimate does not reflect any dilution from our 4.25% convertible senior debentures. If you were to assume conversion of this debt, then our earnings per share figures would be lower by about 10%.

We are unable to provide a reasonable estimate of the range of GAAP net income per share for 2003 because this would require us to forecast net realized investment gains and losses, which are included in GAAP net income but excluded from operating income. We are unable to reasonably estimate future net realized investment gains and losses because they are unpredictable and not necessarily indicative of our current operating fundamentals or our future performance. In addition, in many instances, decisions to buy and sell securities are made for reasons unrelated to our operating businesses and are made at the holding company level in part due to credit concerns or overall changes in the fixed income markets.

The foregoing statements are forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook

PMA Capital’s corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital’s spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business Outlook publicly available on its website at www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital’s current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning on approximately April 23, 2003, PMA Capital will observe a “Quiet Period”during which the Business Outlook as provided in this press release and the Company’s periodic filing on Form 10-Q no longer constitute management’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered historical, speaking as of prior to the beginning of the Quiet Period only and should not be relied upon. The Company expressly disclaims any current intention to update its Business Outlook during the Quiet Period. During the Quiet Period, PMA Capital spokespersons will not comment on the Business Outlook or PMA Capital’s financial results or expectations other than through a press release. The Quiet Period will last until approximately May 7, 2003, which is when we currently expect to announce our first quarter 2003 results.

Conference Call with Investors

As a reminder, PMA Capital will hold a conference call with investors beginning at 5:30 p.m. Eastern Time today to review the fourth quarter 2002 results along with our outlook for 2003. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. Simply enter the Investor Information section (choose “Current Investor Information”); click on News Releases and then click on the microphone icon next to the release announcing our earnings conference call with the investment community. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers for the conference call are as follows:

Live Call	Replay
877-679-9045 (Domestic)	800-615-3210 (Domestic)
952-556-2802 (International)	703-326-3020 (International)

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay along with the passcode 6385105. The replay will be available from approximately 8:30 p.m. Eastern Time today until 11:59 p.m. Eastern Time on Wednesday, February 12th.

Quarterly Statistical Supplement

PMA Capital’s Fourth Quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section (choose “Financial Report”) of our website at www.pmacapital.com. You may also obtain a copy of this supplement from the Company by sending your request to:

Albert Ciavardelli
Vice President – Finance
PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103

Alternatively, you may submit your request by telephone (215.665.5063) or by e-mail to aciavardelli@pmacapital.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release, including in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

o	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

o

regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, the Company’s products or otherwise affect the ability of the Company to conduct its business;

o	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

o	ability to implement and maintain rate increases;

o	the effect of changes in workers’compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

o	the Company’s ability to predict and effectively manage claims related to insurance and reinsurance policies;

o	the lowering or loss of one or more of the financial strength or claims paying ratings of the Company’s insurance subsidiaries;

o	adequacy of reserves for claim liabilities;

o	adverse property and casualty loss development for events the Company insured in prior years;

o	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

o	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

o	adequacy and collectibility of reinsurance purchased by the Company;

o	severity of natural disasters and other catastrophes;

o	reliance on key management; and

o	other factors disclosed from time to time in the Company’s most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Financial Highlights
(Dollars in thousands, except per share amounts)

Three months ended December 31,
Income Statement Data:	2002	2001

Net premiums written:
PMA Re	$185,870	$106,579
The PMA Insurance Group	73,549	76,745
Run-off Operations	(14,189)	13,619
Corporate and Other	(228)	(180)

Consolidated	$245,002	$196,763

Revenues:
Net premiums earned:
PMA Re	$164,970	$97,123
The PMA Insurance Group	100,736	93,697
Run-off Operations	(1,672)	12,967
Corporate and Other	(228)	(180)

Consolidated net premiums earned	263,806	203,607
Net investment income	21,008	21,231
Realized gains	3,943	1,329
Other revenues	3,859	2,976

Consolidated revenues	$292,616	$229,143

Components of operating income (loss) (1):
PMA Re	$(28,480)	$9,061
The PMA Insurance Group	5,838	5,657
Run-off Operations	(4)	(3,962)
Corporate and Other	(3,148)	(2,744)

Pre-tax operating income (loss)	$(25,794)	$8,012

After-tax operating income (loss)	$(12,966)	$5,758

Net income (loss)	$(10,403)	$6,622

Weighted average common shares outstanding:
Basic	31,328,922	22,774,115
Diluted	31,328,922	23,180,429
After-tax operating income (loss) per share:
Basic	$(0.41)	$0.25

Diluted	$(0.41)	$0.25

Net income (loss) per share:
Basic	$(0.33)	$0.29

Diluted	$(0.33)	$0.29

(1)

 Operating income (loss) differs from net income (loss) under generally accepted accounting principles (“GAAP”) because operating income (loss) excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
Pro Forma Financial Highlights (1)
(Dollars in thousands, except per share amounts)

Three months ended December 31,
Income Statement Data:	2002	2001

Net premiums written:
PMA Re	$185,870	$106,579
The PMA Insurance Group	73,549	76,745
Corporate and Other	(228)	(180)

Net premiums written - continuing operations	$259,191	$183,144

Revenues:
Net premiums earned:
PMA Re	$164,970	$97,123
The PMA Insurance Group	100,736	93,697
Corporate and Other	(228)	(180)

Net premiums earned - continuing operations	265,478	190,640
Net investment income	20,444	20,146
Realized gains	2,149	1,129
Other revenues	3,859	2,976

Revenues - Continuing operations	291,930	214,891
Revenues - Run-off Operations	686	14,252

Consolidated revenues - total	$292,616	$229,143

Components of operating income (loss) (2):
Pre-tax operating income (loss) from continuing operations:
PMA Re	$(28,480)	$9,061
The PMA Insurance Group	5,838	5,657
Corporate and Other	(3,148)	(2,744)

Pre-tax operating income (loss) - Continuing operations	$(25,790)	$11,974

After-tax operating income (loss) - Continuing operations	$(12,964)	$10,704
Realized gains - Continuing operations	1,397	734
Income (loss) from Run-off Operations, net of tax	1,164	(4,816)

Net income (loss)	$(10,403)	$6,622

Weighted average common shares outstanding:
Basic	31,328,922	22,774,115
Diluted	31,328,922	23,180,429
After-tax operating income (loss) per share — Continuing operations:
Basic	$(0.41)	$0.47

Diluted	$(0.41)	$0.46

Income (loss) per share — Continuing operations:
Basic	$(0.37)	$0.50

Diluted	$(0.37)	$0.49

(1)	Pro forma financial highlights represent our reported GAAP results adjusted to report the results of Caliber One as Run-off operations.

(2)

 Operating income (loss) differs from net income (loss) under generally accepted accounting principles (“GAAP”) because operating income (loss) excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
GAAP Financial Highlights
(Dollars in thousands, except per share amounts)

	Year ended December 31,
Income Statement Data:	2002	2001

Net premiums written:
PMA Re	$639,039	$360,604
The PMA Insurance Group	452,276	355,547
Run-off Operations	14,563	53,674
Corporate and Other	(881)	(767)

Consolidated	$1,104,997	$769,058

Revenues:
Net premiums earned:
PMA Re	$551,513	$340,401
The PMA Insurance Group	410,266	346,574
Run-off Operations	30,113	46,232
Corporate and Other	(881)	(767)

Consolidated net premiums earned	991,011	732,440
Net investment income	84,881	86,945
Realized gains (losses)	(16,085)	7,988
Other revenues	15,330	22,599

Consolidated revenues	$1,075,137	$849,972

Components of operating loss (1):
PMA Re	$13,422	$(3,062)
The PMA Insurance Group	25,346	23,148
Run-off Operations	(87,501)	(26,168)
Corporate and Other	(14,339)	(6,322)

Pre-tax operating loss	$(63,072)	$(12,404)

After-tax operating income (loss)	$(37,569)	$1,910

Net income (loss)	$(48,024)	$7,103

Weighted average common shares outstanding:
Basic	31,284,848	21,831,725
Diluted	31,284,848	22,216,695
After-tax operating income (loss) per share:
Basic	$(1.20)	$0.09

Diluted	$(1.20)	$0.09

Net income (loss) per share:
Basic	$(1.53)	$0.33

Diluted	$(1.53)	$0.32

Balance Sheet Data:	December 31, 2002	December 31, 2001

Total assets	$4,105,794	$3,802,979
Shareholders' equity	$581,390	$612,006
Shareholders' equity per share (including FAS 115)	$18.56	$19.64
Shareholders' equity per share (excluding FAS 115)	$17.50	$19.46

(1)

 Operating income (loss) differs from net income (loss) under generally accepted accounting principles (“GAAP”) because operating income (loss) excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
Pro Forma Financial Highlights (1)
(Dollars in thousands, except per share amounts)

	Year ended December 31,
Income Statement Data:	2002	2001

Net premiums written:
PMA Re	$639,039	$360,604
The PMA Insurance Group	452,276	355,547
Corporate and Other	(881)	(767)

Net premiums written - continuing operations	$1,090,434	$715,384

Revenues:
Net premiums earned:
PMA Re	$551,513	$340,401
The PMA Insurance Group	410,266	346,574
Corporate and Other	(881)	(767)

Net premiums earned - continuing operations	960,898	686,208
Net investment income	83,741	83,821
Realized gains (losses)	(17,947)	5,709
Other revenues	15,330	12,836

Revenues - Continuing operations	1,042,022	788,574
Revenues - Run-off Operations	33,115	51,635
Gain on sale of real estate	-	9,763

Consolidated revenues - total	$1,075,137	$849,972

Components of operating income (2):
Pre-tax operating income (loss) from continuing operations:
PMA Re	$13,422	$(3,062)
The PMA Insurance Group	25,346	23,148
Corporate and Other	(14,339)	(16,085)

Pre-tax operating income - Continuing operations	$24,429	$4,001

After-tax operating income - Continuing operations	$19,299	$5,971
Realized gains (losses) - Continuing operations	(11,666)	3,712
Loss from Run-off Operations, net of tax	(55,657)	(19,026)
Gain on sale of real estate, net of tax	-	6,346
Tax benefit - IRS examination	-	10,100

Net income (loss)	$(48,024)	$7,103

Weighted average common shares outstanding:
Basic	31,284,848	21,831,725
Diluted	31,284,848	22,216,695
After-tax operating income per share - Continuing operations:
Basic	$0.62	$0.28

Diluted	$0.62	$0.27

Income per share - Continuing operations:
Basic	$0.24	$0.45

Diluted	$0.24	$0.44

(1)

 Pro forma financial highlights represent our reported GAAP results adjusted to report the results of Caliber One as Run-off operations and to separately report the effect on 2001 results of a gain on real estate and a tax benefit recognized upon completion of an IRS examination. This presentation is provided for informational purposes only and is not in conformity with GAAP.

(2)

 Operating income (loss) differs from net income (loss) under generally accepted accounting principles (“GAAP”) because operating income (loss) excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Dollars in thousands)

	December 31, 2002	December 31, 2001

Assets
Investments and cash:
Fixed maturities available for sale	$1,529,924	$1,425,281
Short-term investments	298,686	325,054
Short-term investments, loaned securities collateral	-	25,000
Cash	43,853	20,656

Total investments and cash	1,872,463	1,795,991
Accrued investment income	18,600	19,121
Premiums receivable	363,675	301,104
Reinsurance receivable	1,295,083	1,210,764
Deferred income taxes	94,074	82,120
Deferred acquisition costs	89,222	64,350
Funds held by reinsureds	157,479	145,239
Other assets	215,198	184,290

Total assets	$4,105,794	$3,802,979

Liabilities:
Unpaid losses and loss adjustment expenses	$2,449,890	$2,324,439
Unearned premiums	405,379	308,292
Debt	151,250	62,500
Accounts payable, accrued expenses
and other liabilities	253,175	217,490
Funds held under reinsurance treaties	249,670	227,892
Dividends to policyholders	14,998	17,132
Payable under securities loan agreements	42	33,228

Total liabilities	3,524,404	3,190,973

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	319,014	382,165
Accumulated other comprehensive income	34,552	5,375
Notes receivable from officers	(62)	(158)
Treasury stock, at cost	(52,535)	(55,797)

Total shareholders' equity	581,390	612,006

Total liabilities and shareholders' equity	$4,105,794	$3,802,979

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Dollars in thousands)

	Three months ended December 31,
	2002	2001

Gross premiums written	$283,303	$254,252

Net premiums written	$245,002	$196,763

Revenues:
Net premiums earned	$263,806	$203,607
Net investment income	21,008	21,231
Net realized investment gains	3,943	1,329
Other revenues	3,859	2,976

Total revenues	292,616	229,143

Expenses:
Losses and loss adjustment expenses	250,698	159,193
Acquisition expenses	55,782	37,512
Operating expenses	6,237	18,248
Dividends to policyholders	111	3,674
Interest expense	1,639	1,175

Total losses and expenses	314,467	219,802

Pre-tax income (loss)	(21,851)	9,341

Income tax expense (benefit):
Current	(3,606)	(1,435)
Deferred	(7,842)	4,154

Total income tax expense (benefit)	(11,448)	2,719

Net income (loss)	$(10,403)	$6,622

Pre-tax operating income (loss)	$(25,794)	$8,012

After-tax operating income (loss)	$(12,966)	$5,758

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Dollars in thousands)

	Year ended December 31,
	2002	2001

Gross premiums written	$1,386,546	$1,016,854

Net premiums written	$1,104,997	$769,058

Revenues:
Net premiums earned	$991,011	$732,440
Net investment income	84,881	86,945
Net realized investment gains (losses)	(16,085)	7,988
Other revenues	15,330	22,599

Total revenues	1,075,137	849,972

Expenses:
Losses and loss adjustment expenses	823,658	616,763
Acquisition expenses	216,984	138,982
Operating expenses	102,808	78,015
Dividends to policyholders	7,587	14,087
Interest expense	3,257	6,541

Total losses and expenses	1,154,294	854,388

Pre-tax loss	(79,157)	(4,416)

Income tax benefit:
Current	(3,606)	(8,372)
Deferred	(27,527)	(3,147)

Total income tax benefit	(31,133)	(11,519)

Net income (loss)	$(48,024)	$7,103

Pre-tax operating loss	$(63,072)	$(12,404)

After-tax operating income (loss)	$(37,569)	$1,910

PMA Capital Corporation Consolidating Statements of Operations For the Three Months Ended December 31, 2002 (Dollars in thousands)
	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Run-off Operations	Consolidated

Gross premiums written	$201,814	$91,886	$293,700	$(10,228)	$283,472	$(169)	$283,303

Net premiums written	$185,870	$73,549	$259,419	$(228)	$259,191	$(14,189)	$245,002

Revenues:
Net premiums earned	$164,970	$100,736	$265,706	$(228)	$265,478	$(1,672)	$263,806
Net investment income	11,588	8,611	20,199	245	20,444	564	21,008
Other revenues	-	3,807	3,807	52	3,859	-	3,859

Total operating revenues	176,558	113,154	289,712	69	289,781	(1,108)	288,673

Expenses:
Losses and LAE	167,798	77,185	244,983	-	244,983	5,715	250,698
Acquisition expenses	36,009	17,753	53,762	-	53,762	2,020	55,782
Operating expenses	1,231	12,267	13,498	1,578	15,076	(8,839)	6,237
Dividends to policyholders	-	111	111	-	111	-	111
Interest expense	-	-	-	1,639	1,639	-	1,639

Total losses and expenses	205,038	107,316	312,354	3,217	315,571	(1,104)	314,467

Pre-tax operating income (loss)	(28,480)	5,838	(22,642)	(3,148)	(25,790)	(4)	(25,794)

Net realized investment gains							3,943

Pre-tax loss							$(21,851)

Ratios - GAAP basis:
Loss and LAE ratio	101.7%	76.6%	92.2%

Expense ratio:
Acquisition expenses	21.8%	17.6%	20.2%
Operating expenses	0.8%	9.2%	3.9%

Total expense ratio	22.6%	26.8%	24.1%

Policyholders' dividend ratio	NA	0.1%	0.0%

Combined ratio	124.3%	103.5%	116.3%

Net investment income ratio	-7.0%	-8.5%	-7.6%

Operating ratio	117.3%	95.0%	108.7%

PMA Capital Corporation Consolidating Statements of Operations For the Three Months Ended December 31, 2001 (Dollars in thousands)
	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Run-off Operations	Consolidated

Gross premiums written	$124,467	$94,526	$218,993	$(180)	$218,813	$35,439	$254,252

Net premiums written	$106,579	$76,745	$183,324	$(180)	$183,144	$13,619	$196,763

Revenues:
Net premiums earned	$97,123	$93,697	$190,820	$(180)	$190,640	$12,967	$203,607
Net investment income	10,638	9,773	20,411	(265)	20,146	1,085	21,231
Other revenues	-	2,724	2,724	252	2,976	-	2,976

Total operating revenues	107,761	106,194	213,955	(193)	213,762	14,052	227,814

Expenses:
Losses and LAE	74,325	71,151	145,476	-	145,476	13,717	159,193
Acquisition expenses	19,303	15,973	35,276	-	35,276	2,236	37,512
Operating expenses	5,072	9,739	14,811	1,376	16,187	2,061	18,248
Dividends to policyholders	-	3,674	3,674	-	3,674	-	3,674
Interest expense	-	-	-	1,175	1,175	-	1,175

Total losses and expenses	98,700	100,537	199,237	2,551	201,788	18,014	219,802

Pre-tax operating income (loss)	9,061	5,657	14,718	(2,744)	11,974	(3,962)	8,012

Net realized investment gains							1,329

Pre-tax income							$9,341

Ratios - GAAP basis:
Loss and LAE ratio	76.5%	75.9%	76.2%

Expense ratio:
Acquisition expenses	19.9%	17.0%	18.5%
Operating expenses	5.2%	8.0%	6.6%

Total expense ratio	25.1%	25.0%	25.1%

Policyholders' dividend ratio	NA	3.9%	1.9%

Combined ratio	101.6%	104.8%	103.2%

Net investment income ratio	-11.0%	-10.4%	-10.7%

Operating ratio	90.6%	94.4%	92.5%

PMA Capital Corporation Consolidating Statements of Operations For the Year Ended December 31, 2002 (Dollars in thousands)
	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Run-off Operations	Consolidated

Gross premiums written	$776,787	$515,332	$1,292,119	$(10,881)	$1,281,238	$105,308	$1,386,546

Net premiums written	$639,039	$452,276	$1,091,315	$(881)	$1,090,434	$14,563	$1,104,997

Revenues:
Net premiums earned	$551,513	$410,266	$961,779	$(881)	$960,898	$30,113	$991,011
Net investment income	48,736	35,613	84,349	(608)	83,741	1,140	84,881
Other revenues	-	14,694	14,694	636	15,330	-	15,330

Total operating revenues	600,249	460,573	1,060,822	(853)	1,059,969	31,253	1,091,222

Expenses:
Losses and LAE	439,228	307,734	746,962	-	746,962	76,696	823,658
Acquisition expenses	134,146	71,874	206,020	-	206,020	10,964	216,984
Operating expenses	13,453	48,032	61,485	10,229	71,714	31,094	102,808
Dividends to policyholders	-	7,587	7,587	-	7,587	-	7,587
Interest expense	-	-	-	3,257	3,257	-	3,257

Total losses and expenses	586,827	435,227	1,022,054	13,486	1,035,540	118,754	1,154,294

Pre-tax operating income (loss)	13,422	25,346	38,768	(14,339)	24,429	(87,501)	(63,072)

Net realized investment losses							(16,085)

Pre-tax loss							$(79,157)

Ratios - GAAP basis:
Loss and LAE ratio	79.6%	75.0%	77.7%

Expense ratio:
Acquisition expenses	24.3%	17.5%	21.4%
Operating expenses	2.5%	8.9%	5.2%

Total expense ratio	26.8%	26.4%	26.6%

Policyholders' dividend ratio	NA	1.8%	0.8%

Combined ratio	106.4%	103.2%	105.1%

Net investment income ratio	-8.8%	-8.7%	-8.8%

Operating ratio	97.6%	94.5%	96.3%

PMA Capital Corporation Pro Forma Consolidating Statements of Operations(1) For the Year Ended December 31, 2001 (Dollars in thousands)
	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Run-off Operations	Consolidated

Gross premiums written	$476,591	$416,695	$893,286	$(767)	$892,519	$124,335	$1,016,854

Net premiums written	$360,604	$355,547	$716,151	$(767)	$715,384	$53,674	$769,058

Revenues:
Net premiums earned	$340,401	$346,574	$686,975	$(767)	$686,208	$46,232	$732,440
Net investment income	45,361	39,444	84,805	(984)	83,821	3,124	86,945
Other revenues	-	11,240	11,240	1,596	12,836	-	12,836

Total operating revenues	385,762	397,258	783,020	(155)	782,865	49,356	832,221

Expenses:
Losses and LAE	297,623	258,933	556,556	-	556,556	60,207	616,763
Acquisition expenses	71,013	60,909	131,922	-	131,922	7,060	138,982
Operating expenses	20,188	40,181	60,369	9,389	69,758	8,257	78,015
Dividends to policyholders	-	14,087	14,087	-	14,087	-	14,087
Interest expense	-	-	-	6,541	6,541	-	6,541

Total losses and expenses	388,824	374,110	762,934	15,930	778,864	75,524	854,388

Pre-tax operating income (loss)	(3,062)	23,148	20,086	(16,085)	4,001	(26,168)	(22,167)

Net realized investment gains							7,988

Pre-tax loss							$(14,179)

Ratios - GAAP basis:
Loss and LAE ratio	87.4%	74.7%	81.0%

Expense ratio:
Acquisition expenses	20.9%	17.6%	19.2%
Operating expenses	5.9%	9.1%	7.5%

Total expense ratio	26.8%	26.7%	26.7%

Policyholders' dividend ratio	NA	4.1%	2.1%

Combined ratio	114.2%	105.5%	109.8%

Net investment income ratio	-13.3%	-11.4%	-12.3%

Operating ratio	100.9%	94.1%	97.5%

(1)	Excludes a gain on sale of real estate of $9.8 million from the Corporate and Other segment.